Exhibit 10.7
NiSource

POLICY SUBJECT:    Executive Severance Policy (for Employee Job Level D2 and above, including Executives)

REVISED:    October 19, 2020

1.    Purpose. NiSource Inc. (“NiSource”) originally established this policy (as amended and restated herein, the “Policy”) in June 2002 to provide severance benefits to certain terminated employees of NiSource and its subsidiaries or affiliate entities (the “Company”) that are Job Level D2 and above, which includes executive officers, (the “Policy”). Benefits under this Policy shall be in lieu of any benefits available under the NiSource Severance Policy (for Job Level E and below) or any other severance plan, program or policy maintained by the Company, (e.g., the NiSource Next - Voluntary Separation Program). For employees that have a Change in Control and Termination Agreement with NiSource (“CIC Agreement”), no benefit will be payable under the Policy if the relevant termination of employment results in eligibility for a payment under the CIC agreement. The Policy is amended and restated effective October 19, 2020.

2.    Administration. The Policy is administered by the Compensation Committee of the Board of Directors of NiSource or its successor (“Committee”). The Committee has the complete discretion and authority with respect to the Policy and its application. The Committee reserves the right to interpret, prescribe, amend and rescind rules and regulations relating to the Policy, determine the terms and provisions of severance benefits and make all other determinations it deems necessary or advisable for the administration of the Policy. The determination of the Committee in all matters regarding the Policy shall be conclusive and binding on all persons. The Committee hereby delegates to the Chief Human Resources Officer (the “CHRO”), or his or her delegate, the authority to develop and implement administrative guidelines regarding the operation of the Policy and render decisions on initial claims for benefits under the Policy.

3.    Scope. The Policy will apply to all full-time or part-time regular, non-union employees of the Company whose job level, as established by the Company, is level D2 (or its equivalent) or above (“Participants”), which includes employees of each of its subsidiaries or affiliated entities (collectively, “Affiliates” and each an “Affiliate”). For the purposes of this Policy, the determination of whether an individual is a full-time or part-time employee of an Affiliate shall be made pursuant to the normal practices and policies of such Affiliate.

4.    Eligibility for Severance Pay. A Participant becomes eligible to receive severance pay (“Severance Pay”) only if he or she is terminated by the Company for any of the following reasons, provided that such termination event constitutes a “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended, and applicable guidance thereunder (“Code Section 409A”), and further provided the conditions described in Section 5 below are met:
(a)    The Participant’s position is eliminated due to a reduction in force or other restructuring.
(b)    The Participant’s position is moved to a principal employment location outside of a 50 mile radius from the Participant’s principal employment location on the date of termination of employment and such move would result in the Participant having a commute more than 20 miles longer, and provided that the Participant chooses not to relocate to the new location for such position, and such events are considered a “good reason” termination under Code Section 409A.
(c)    The Participant’s employment is constructively terminated. Constructive termination shall be defined in a manner consistent with the guidance for a “good reason” termination under Code Section 409A, and means (1) the scope of the Participant’s position is changed materially (other than in the case of a rotational assignment or its equivalent) or (2) the Participant’s base pay is reduced by a material amount or (3) the Participant’s opportunity to earn a bonus under any Company short-term cash incentive compensation plan is materially reduced or is eliminated, and, in any such event, the Participant chooses not to remain employed in such position. If a Participant does not assert constructive termination within 14 days of being informed of a change described in (1), (2) or (3) above, in a written instrument delivered to the CHRO, such change will not be deemed a constructive termination. Following any such notice from the Participant, the Company shall have 30 days to cure the change that gives rise to constructive termination and, if uncured during such 30 day period, the Participant must terminate his or her employment within 30 days following the expiration of the 30-day cure period. The decision as to whether such a change constitutes constructive termination shall be made by the Committee or its delegate, not the Participant. If the Participant disagrees, the Participant must follow the claims procedure set forth in Section 15.

5.    Conditions to Receipt of Benefits.

(a)    Severance Pay is not available to a Participant otherwise eligible for Severance Pay who transfers to another position within the Company.

(b)    Severance Pay is not available to a Participant whose position is eliminated due to (1) the sale of the Affiliate or assets of the Affiliate which employs the Participant on the date of termination or (2) the outsourcing of work, where in either such event the purchaser of the Affiliate or assets of the Affiliate or the outsourcing service provider makes an offer of employment to the Participant that, if it were the Company, would not constitute “constructive termination” as described in Section 4(c).

(c)    Severance Pay is not available to a Participant whose position is eliminated due to the spin-off of any Affiliate, if the spun-off entity makes an offer of employment to the Participant that, if it were an Affiliate making such an offer, would not constitute “constructive termination” as described in Section 4(c).

(d)    A Participant must execute and not revoke the release described in Section 6 below.

(e)    During the statutory consideration period under any severance agreement or release described in Section 6, or during such other period as is otherwise agreed to by the Company and the Participant, he or she may be required to complete unfinished business projects and be available for discussions regarding matters relative to the Participant’s duties.

(f)    A Participant must return all Company property and information.

(g)    A Participant must agree to pay all outstanding amounts owed to the Company and authorize the withholding of any outstanding amounts owed from his or her final paycheck and/or Severance Pay.

6.    Amount of Severance Pay. The amount of Severance Pay to which a Participant is eligible to receive under the Policy is 52 weeks of base salary at the rate in effect on the date of termination, but excluding the impact of any reduction in base salary giving rise to a constructive termination event under clause (2) of Section 4(c).

Subject to Code Section 409A, a Participant who is receiving benefits under a short term disability plan will be eligible for Severance Pay at the end of the period of payment of short term disability if, and only if, (1) he or she is not then eligible for benefits under a long term disability plan, (2) he or she has been given medical release or approval to work again, and (3) he or she is not offered employment with the Company that, in the discretion of the Committee, is comparable to that held by the Participant at the time the applicable period of short term disability commenced. A Participant will not be eligible for Severance Pay at the end of the period of payment of long term disability.

Severance Pay will be paid to a Participant in one lump sum cash payment as soon as practicable after the date of the Participant’s termination of employment, but in no event later than the 15th day of the 3rd month after such date, provided that the Participant has executed a valid release of the Company and its respective officers, directors and employees, from any and all actions, suits, proceedings, claims and demands relating to the Participant’s employment and the termination thereof, and the applicable revocation period has expired within this period, with such release becoming effective during the time period specified in the release but not no later than 60 days following the Participant’s employment termination date. Severance Pay shall be reduced by applicable amounts necessary to comply with federal, state and local income tax withholding requirements.

A Participant eligible for Severance Pay pursuant to this Policy may seek other employment with the Company. The time period to seek other employment will run concurrently with any statutory period of consideration to execute a severance agreement or a release and will not exceed 45 days. If a Participant accepts other employment with the Company, such Participant shall not receive Severance Pay as provided by Section 5(a).

7.    Benefits.

(a)Welfare Benefits. A Participant eligible for Severance Pay shall be eligible to receive, at the time of payment of Severance Pay, a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any successor sections) continuation coverage premiums for the medical, dental, and vision coverage in which the Participant was enrolled immediately before his or her employment end date. Receipt of this lump sum payment does not constitute election of, or enrollment in, COBRA continuation coverage. To elect COBRA continuation coverage, a Participant must follow the enrollment instructions included in the COBRA election notice that such Participant receives shortly after the date of the Participant’s termination of employment.

(b)    Outplacement Services. A Participant eligible for Severance Pay shall be eligible to receive outplacement services as selected by the Company at its expense, for a period commencing on the date of termination of employment and continuing until the earlier to occur of the Participant accepting other employment or 12 months thereafter.

8.    No Re-employment. A Participant who receives benefits pursuant to the Policy shall not be eligible for re-employment, unless the Committee or its delegate provides the Participant with a written waiver of this Section.

9.    Independent Contractor Status. A Participant who receives benefits pursuant to the Policy shall not be eligible at any time after termination of employment to enter into a consulting or independent contractor relationship with the Company pursuant to which relationship he or she shall perform the same or similar services, upon the same or similar terms and conditions, as were applicable to such Participant on the date of termination of employment, unless the Committee or its delegate provides the Participant with a written waiver of this Section.

10.    Death of Participant. If a Participant dies prior to receiving Severance Pay and the benefits set forth in Section 7(a) to which he or she is eligible under the Policy, payment will be made to the representative of his or her estate.

11.    Amendment or Termination.

(a)The Policy may be amended or terminated by the Committee at any time during its term when, in its judgment, such amendment or termination is necessary or desirable. No such termination or amendment will affect the rights of any Participant who has terminated employment prior to such termination or amendment and who, based on such termination, is then eligible for Severance Pay or other benefits under the Policy at the time of such amendment or termination. No agent or other employee, other than an officer of the Company acting on behalf of the Committee, has the authority to change or waive any provision of the Policy.

(b)Any duties delegated by the Committee to a particular officer are hereby delegated to any successor officer who assumes the duties of that officer as part of a corporate function or business realignment.

(c)    Severance benefits under the Policy are not intended to be a vested right.

12.    Governing Law and Venue. The terms of the Policy shall, to the extent not preempted by applicable federal law, be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, including all matters of construction, validity and performance. In order to benefit Participants under this Policy by establishing a uniform application of law with respect to the administration of the Plan, the provisions of this Section 12 shall apply. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Policy shall be brought in any court of the State of Indiana and of the United States for the Northern District of Indiana. The Company, each Participant, and any related parties irrevocably and unconditionally consent to the exclusive jurisdiction of such courts in any such litigation related to this Policy and any transactions contemplated hereby. Such parties irrevocably and unconditionally waive any objection that venue is improper or that such litigation has been brought in an inconvenient forum.

13.    Miscellaneous Provisions.

(a)    Severance Pay and other benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt by a Participant, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void and the Company shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts, of any person eligible for any Severance Pay or other benefits under the Policy.

(b)    Nothing contained in the Policy shall confer upon any individual the right to be retained in the service of the Company, nor limit the Company’s right to discharge or otherwise deal with any individual without regard to the existence of the Policy.

(c)    The Policy shall at all times be entirely unfunded. No provision shall at any time be made with respect to segregating assets of the Company for payment of any Severance Pay or other benefits hereunder. No employee or any other person shall have any interest in any particular assets of the Company by reason of the right to receive Severance Pay or other benefits under the Policy, and any such employee or any other person shall have only the rights of a general unsecured creditor with respect to any rights under the Policy.

14.    Claims Procedure. A claim for benefits under the Policy shall be submitted in writing to the CHRO, or his or her delegate at the address provided in Section 16. If a claim for benefits under the Policy by a Participant or his or her beneficiary is denied, either in whole or in part, the CHRO or his or her delegate, will let the claimant know in writing within 90 days. If the claimant does not hear within 90 days, the claimant may treat the claim as if it had been denied. A notice of a denial of a claim will refer to a specific reason or reasons for the denial of the claim; will have specific references to the Policy provisions upon which the denial is based; will describe any additional material or information necessary for the claimant to perfect the claim and explain why such material information is necessary; and will have an explanation of the Policy’s review procedure.

The claimant will have 60 days after the date of the denial to ask for a review and a hearing. The claimant must file a written request with the Committee for a review. During this time the claimant may review pertinent documents and may submit issues and comments in writing. The Participant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his or her claim for benefits. The Committee will have another 60 days in which to consider the claimant’s request for review. If special circumstances require an extension of time for processing, the Committee may have an additional 60 days to answer the claimant. The claimant will receive a written notice if the extra days are needed. The claimant may submit in writing any document, issues and comments he or she may wish. The decision of the Committee will tell the claimant the specific reasons for its actions, and refer the claimant to the specific Policy provisions upon which its decision is based. If the decision on review is not furnished within the time period set forth above, the claim shall be deemed denied on review.
If such determination is favorable to the claimant, it shall be binding and conclusive. If such determination is adverse to such claimant, it shall be binding and conclusive unless the claimant or his or her duly authorized representative notifies the Committee within 90 days after the mailing or delivery to the claimant by the Committee of its determination that claimant intends to institute legal proceedings challenging the determination of the Committee and actually institutes such legal proceedings within 180 days after such mailing or delivery
15.    Rights Under ERISA. Each Participant in the Policy is entitled to certain rights and protection under the ERISA. ERISA provides that all Participants shall be entitled to:

(a)    Examine, without charge, at the Company’s office all documents governing the Policy, and a copy of the latest annual report (Form 5500 Series) filed with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)    Obtain copies of all documents governing the operation of the Policy and copies of the latest annual report (Form 5500 Series) upon written request to the Committee. The Companymay make a reasonable charge for the copies.

(c)    Receive a summary of the Policy’s annual financial report. The Committee is required by law to furnish each Participant with a copy of the summary annual report.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of an employee benefit plan. The people who operate the Policy, called “fiduciaries” of the Policy, have a duty to do so prudently and in the interest of the Participants and beneficiaries. No one, including the Company, may fire a Participant or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a benefit or exercising his or her rights under ERISA, If a Participant’s claim for a benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial. A Participant has the right to have the Committee review and reconsider his or her claim. Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests from the Committee a copy of the Policy or the latest annual report and does not receive either within thirty (30) days, he or she may file suit in a federal court. In such a case the court may require the Committee to provide the materials and pay the Participant up to $110 a day until the Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If a Participant has a claim for benefits, which is denied or ignored, in whole or in part, and if the claims procedures under the Policy have been exhausted, he or she may file suit in a state or federal court. If a Participant is discriminated against for asserting his or her rights, he or she may ask assistance from the United States Department of Labor, or he or she may file suit in a federal court. The court will decide who should pay the court costs and legal fees. If the Participant is successful, the court may order the person he or she has sued to pay these costs and fees. If the Participant loses, the court may order him or her to pay these costs and fees, for example, if it finds his or her claim to be frivolous. If a Participant has questions about the Policy, he or she should contact the Committee. If a Participant has any questions about this statement or about his or her rights under ERISA, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor (listed in your telephone directory), or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

17.    Policy Facts.

Plan Sponsor: Address:	NiSource Inc. 801 E, 86th Avenue Merrillville, Indiana 46410
Plan Name:	NiSource Executive Severance Policy (for Employee Job Level D2 and above, including Executives)
Plan Number537	537537
Type of Plan:	Severance PolicyWelfare Benefits Plan
Type of Administration	Self-Administered
Policy Year:	Calendar year
Employer Identification Number (EIN):	35-2108964
Policy Administrator:	Compensation Committee of the Board of Directors of NiSource Inc.
Business Address and Phone Number:	801 E. 86th Avenue Merrillville, Indiana 46410 877-647-5990
Agent for Service of Legal Process:	CHRO
(Address)	801 E. 86th Avenue Merrillville, Indiana 46410
Service of legal process may also be made upon the Compensation Committee of the Board of Directors of NiSource Inc.

18.    Code Section 409A.

The payments to the Participants pursuant to this Policy are intended to be exempt from Code Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and each payment hereunder shall be considered a separate payment.